Exhibit 99.1
[LETTERHEAD OF F.N.B. CORPORATION]
November 14, 2006
To:	Members of the Board of Directors and Executive Officers of F.N.B. Corporation (the “Company”)
Re:	Notice of Blackout Period Under Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”)
     You are receiving this notice to advise you that your ability to trade securities of the Company will be significantly restricted during a blackout period scheduled to begin at 4:00 p.m., local time, on December 19, 2006 and to end during the week of January 14, 2007. You will receive a follow up notice informing you when the blackout period has ended.
     The blackout period is necessitated by the transition by the F.N.B. Corporation Progress Savings 401(k) Plan (the “Plan”) of recordkeeping services from Principal Financial Group to Prudential Retirement effective January 1, 2007. During the blackout period, participants in the Plan will be unable to effect certain transactions with respect to their Plan accounts, including moving assets from one fund to another, taking a distribution or requesting a loan.
     Under Section 306(a) of the Act and Rule 101(a) of Regulation BTR of the Securities and Exchange Commission, you may not purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of the Company’s common stock or other equity securities of the Company, including the exercise of stock options and derivative transactions.
     Certain types of transactions continue to be permitted during the blackout period, including routine purchases of shares of the Company’s common stock under the Plan and the Company’s dividend reinvestment plan and other exceptions to the restrictions described above. For more information about these exceptions, or if you have any other questions about this notice, please contact James G. Orie, Vice President and General Counsel, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148; telephone number (724) 983-3435.

Sincerely,

/s/ James G. Orie

James G. Orie Vice President and General Counsel